                                                                   Exhibit 12.1

                           SIRIUS SATELLITE RADIO INC.
       STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                             For the Year Ended December 31,
                                             1998           1999           2000          2001           2002
                                        ---------------------------------------------------------------------------
                                                                 (Numbers in thousands, except ratios)
Earnings:
Pretax loss from continuing operations         $(46,101)      $(62,822)    $(134,744)     $(235,763)     $(422,481)

Add:
Interest and other financial charges
expended                                         14,272         16,806        33,595         89,686        106,163

Amortization of capitalized interest                 --             --            --             --          7,154

Interest factor attributable to rentals             496          1,244         1,678          2,743          3,198
                                               --------       --------     ---------      ---------      ---------

Earnings, as adjusted, from continuing
operations                                     $(31,333)      $(44,772)    $ (99,471)     $(143,334)     $(305,966)
                                               ========       ========     =========      =========      =========

Fixed charges:
Interest and other financial charges
expended                                       $ 14,272       $ 16,806     $  33,595      $  89,686      $ 106,163

Interest capitalized                             16,243         56,567        63,728         19,270          5,426

Interest factor attributable to rentals             496          1,244         1,678          2,743          3,198
                                               --------       --------     ---------      ---------      ---------

Total fixed charges                            $ 31,011       $ 74,617     $  99,001      $ 111,699      $ 114,787
                                               ========       ========     =========      =========      =========

Ratio of earnings to fixed charges (1)               --             --            --             --             --

Deficiency (sufficiency) of earnings to
fixed charges                                  $ 62,344       $119,389     $ 198,472      $ 255,033      $ 420,753


Fixed charges from above                       $ 31,011       $ 74,617     $  99,001      $ 111,699      $ 114,787

Preferred stock dividends                        37,557         34,159        48,971         42,156         45,985
                                               --------       --------     ---------      ---------      ---------

Combined fixed charges and preferred
stock dividends                                $ 68,568       $108,776     $ 147,972      $ 153,855      $ 160,772
                                               ========       ========     =========      =========      =========

Ratio of earnings to combined fixed
charges and preferred stock dividends(2)             --             --            --             --             --

Deficiency of earnings to combined
fixed charges and preferred stock
dividends                                      $ 99,901       $153,548     $ 247,443      $ 297,189      $ 466,738


                                            For the Six
                                              Months
                                              Ended
                                             June 30,
                                               2003
                                           -------------
                                      (Numbers in thousands,
                                          except ratios)

Earnings:
Pretax loss from continuing operations       $ 28,252 (3)

Add:
Interest and other financial charges
expended                                       22,030

Amortization of capitalized interest            4,263

Interest factor attributable to rentals         1,480
                                             --------

Earnings, as adjusted, from continuing
operations                                   $ 56,025 (3)
                                             ========

Fixed charges:
Interest and other financial charges
expended                                     $ 22,030

Interest capitalized                               --

Interest factor attributable to rentals         1,480
                                             --------

Total fixed charges                          $ 23,510
                                             ========

Ratio of earnings to fixed charges (1)            2.4 (3)

Deficiency (sufficiency) of earnings to
fixed charges                                $(32,515)


Fixed charges from above                     $ 23,510

Preferred stock dividends                      88,208 (4)
                                             --------

Combined fixed charges and preferred
stock dividends                              $111,718 (4)
                                             ========

Ratio of earnings to combined fixed
charges and preferred stock dividends(2)           -- (4)

Deficiency of earnings to combined
fixed charges and preferred stock
dividends                                    $ 55,693

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(1)  No figure is provided for any period during which the applicable ratio was less than 1.00. Therefore earnings available for fixed charges were inadequate to cover fixed charges for these periods.

(2) No figure is provided for any period during which the applicable ratio was less than 1.00. Therefore earnings available for fixed charges and preferred stock dividends were inadequate to cover fixed charges and preferred stock dividends for these periods.

(3) Includes the effects of other income of $256.5 million associated with our March 2003 debt restructuring.

(4) Includes the effects of a $79.5 million deemed dividend associated with the exchange of our preferred stock for common stock and warrants in March 2003.